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                                                                    EXHIBIT 12.1

                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

                                                                                                             Six Months Ended
                                                                      Year Ended May 31,                       November 30,
                                                  -------------------------------------------------------   -------------------
                                                     1992       1993       1994       1995         1996       1995       1996
                                                  ---------   --------   --------   --------   ----------   --------   --------
                                                               (In thousands, except ratios)
Earnings:
  Income (loss) before
    income taxes . . . . . . . . . . . . . . . .  $(146,828)  $203,576   $378,462   $522,084   $  539,959   $284,838   $288,117
  Add back:
    Interest expense, net of
      capitalized interest . . . . . . . . . . .    176,321    168,762    152,170    130,923      105,449     53,497     45,833
    Amortization of debt
      issuance costs . . . . . . . . . . . . . .      2,570      4,906      2,860      2,493        1,628        841        666
    Portion of rent expense
      representative of
      interest factor. . . . . . . . . . . . . .    299,012    262,724    285,261    329,370      386,254    184,595    211,382
                                                  ---------   --------   --------   --------   ----------   --------   --------

  Earnings as adjusted . . . . . . . . . . . . .  $ 331,075   $639,968   $818,753   $984,870   $1,033,290   $523,771   $545,998
                                                  ---------   --------   --------   --------   ----------   --------   --------
                                                  ---------   --------   --------   --------   ----------   --------   --------

Fixed Charges:
  Interest expense, net of
    capitalized interest . . . . . . . . . . . .  $ 176,321   $168,762   $152,170   $130,923   $  105,449   $ 53,497   $ 45,833
  Capitalized interest . . . . . . . . . . . . .     26,603     31,256     29,738     27,381       39,254     20,563     19,959
  Amortization of debt
    issuance costs . . . . . . . . . . . . . . .      2,570      4,906      2,860      2,493        1,628        841        666
  Portion of rent expense
    representative of
    interest factor. . . . . . . . . . . . . . .    299,012    262,724    285,261    329,370      386,254    184,595    211,382
                                                  ---------   --------   --------   --------   ----------   --------   --------

                                                  $ 504,506   $467,648   $470,029   $490,167   $  532,585   $259,496   $277,840
                                                  ---------   --------   --------   --------   ----------   --------   --------
                                                  ---------   --------   --------   --------   ----------   --------   --------

  Ratio of Earnings to
    Fixed Charges. . . . . . . . . . . . . . . .      (A)          1.4        1.7        2.0          1.9        2.0        2.0
                                                  ---------   --------   --------   --------   ----------   --------   --------
                                                  ---------   --------   --------   --------   ----------   --------   --------


(A) Earnings were inadequate to cover fixed charges by $173.4 million for the year ended May 31, 1992.